Exhibit 10.14
Pi Medical, Inc.
Research and Development Agreement
This Agreement is made effective the 11th day of August, 2000 by and between Pi Medical, Inc., (“Pi Medical”) a Minnesota corporation, whose principal place of business is 2800 Patton Road, St. Paul, MN 55113, and Advanced Composites Industries, Inc., 3620 Horizon Drive, King of Prussia, PA 19072 (“ACI”). In consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:
1.	Term: Unless terminated as hereafter provided, this Agreement shall begin on the above effective date and end on October 15, 2000 unless earlier terminated below. The parties may negotiate one or more renewals of this Agreement.
2.	Relation to Other Agreements: An earlier agreement and Exhibit A between the parties dated July 5, 2000 calling for 5,000 units of 3-D Braided Pi Medical Devices (“Manufacturing Agreement”) is suspended herewith. The parties intend that a product specification arising from this Agreement with then be a substitute specification for the Manufacturing Agreement.
3.	Duties: Duties will be assigned by Pi Medical and will involve consulting in the area of device design and development for use in snoring or sleep apnea treatment and manufacturing of such product. As part of these duties, ACI will use its best efforts to design and produce prototype 3-D braided structures in accordance with Pi Medical Design Specifications (PMDSs). ACI will focus initially on PMDSs #100018-600 and #100018-700. Other designs may include round structures such as PMDSs #100018-300, 400, 500, 800 and/or other more complex structures as mutually determined by Pi Medical and ACI. The number of designs and prototypes produced under this program will depend on the PMDSs selected. As such, this program is based on a two month level of effort by ACI, rather than a guaranteed number of designs and prototypes delivered. ACI currently projects each design and prototype iteration of PMDSs #100018-300 through 800 to last about 8 days, with 2 — 3 days of design and 5 — 6 days of prototyping. More complex structures will take longer to design and prototype. These projections do not include lead times for procuring materials and other items such as yarns, monofilaments, carriers, dies, etc.
4.	Compensation:
A.	This contract will be performed by ACI on a time and materials basis with a fixed (%) fee. ACI will bill Pi Medical for the actual time spent and actual materials, subcontracts, ACIs, travel, shipping and other direct costs purchased on this program by ACI plus a fixed fee.

B.	ACI will bill Pi Medical based on the following Labor Categories and Labor Rates:

Labor Category	Labor Rate
Program Management	$172.50	/hr.
Senior Design Engineer	$172.50	/hr.
Manufacturing Engineer	$ 51.75	/hr.
Manufacturing Technician	$ 46.00	/hr.
C.	Based on the above Effective Dates, Costs, required Level of Effort for PMDSs 1000 18-300 through 800, and a limited materials and other direct costs requirement, ACI currently projects this program to have a total value of about $70,000.00.
5.	Termination: Pi Medical may terminate this Agreement prior to the conclusion date but shall remain liable for all costs and fixed fee incurred up to the date of termination.
6.	Authority: ACI shall not have the right to bind Pi Medical or commit Pi Medical to any agreement or understanding with any third party whatsoever.
7.	Confidential Information: Because of the confidential nature of the information which will be disclosed to ACI under this Agreement, ACI will not, except as authorized by Pi Medical, disclose such confidential information to any other third party or company. The obligation of confidentiality shall not be applicable with respect to such information which: (A) was known to ACI prior to disclosure, (B) is or becomes known to the public by general publication without violation of this Agreement, (C) is given to ACI by a third party having a right to do so, or (D) is independently developed by ACI without the use of information supplied by Pi Medical under this Agreement.
8.	Exclusivity: Because of the confidential nature of the information, which will be disclosed to ACI under this Agreement, ACI will not do any other consulting, research or development work in the area of snoring treatment involving an implant to stiffen the soft palate without prior approval by Pi Medical during the duration of this Agreement and for one year thereafter.
9.	Ownership of Inventions and Patents:
A.	Pi Medical Ownership
     If any patentable inventions result from performance of this Agreement, all rights under any patents that may issue on those inventions shall belong exclusively to Pi Medical. ACI hereby assigns and agrees to assign in the future all such inventions to Pi Medical without further payment from Pi Medical. ACI also agrees that, upon Pi Medical’s request and at Pi Medical’s expense, he/she would provide reasonable assistance to Pi Medical in prosecuting patents covering those inventions. All information, including copyrights, developed by ACI under this Agreement shall belong to Pi Medical and all copyrightable works are works made for hire and ACI hereby assigns and agrees to assign to Pi Medical such rights now and in the future. The obligations to assign inventions and copyrights to Pi Medical shall not apply to any invention or copyright for which no equipment, supplies, facility or trade secret information of Pi Medical was used and which was developed entirely on the ACI’s own time, and (1) which does not relate (a) directly to the business of Pi Medical or (b) to Pi Medical’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the ACI for Pi Medical.
B.	Grant Back to ACI
     Pi Medical grants ACI a paid-up, non-exclusive license to make, use or sell an invention of paragraph 9.A., above, only to the extent any final or intermediate use of such invention by ACI or any customer or end-user is limited to a field of use not including treatment of snoring, sleep apnea, sleep or breathing disorder or any implant for stiffening tissue for use in the nasal, oral or pharyngeal regions.
10.	Notices: All notices required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt required, postage paid to the addresses stated above or to other’s address as either party may designate. All mailing notices shall be deemed effective upon depositing in the mail.
11.	Waiver: The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a continuing waiver or as a consent to or waiver of such subsequent breach.
12.	Modification: This Agreement may only be modified in writing signed by both parties.
13.	Non-assignable: Since the services to be provided under this Agreement are personal, all duties to be executed by ACI shall be performed by ACI and may not be assigned or delegated without written consent of Pi Medical.
14.	Entire Agreement: This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings rather oral or written between the parties with respect to the subject hereof.
15.	Governing Law: This Agreement shall be governed by the laws of the State of Minnesota.

     In witness thereof, the parties have set forth their hand hither and to on the date indicated below.

PI MEDICAL, INC.		ADVANCED COMPOSITES
INDUSTRIES, INC.

By:	/s/ Timothy R. Conrad	By:	/s/ George C.H. Chou

Printed Name: Timothy R. Conrad		Printed Name: George C.H. Chou

Title: Vice President		Title: President

Date: August 29, 2000		Date: August 21, 2000

May 17, 2002
George Chou
Advanced Composites Industries, Inc. 3620 Horizon Dr.
King of Prussia, PA 19046
SUBJECT: Closing out August 1, 2001 Contract
George,
After reviewing the correspondence related to the last several lots of implants shipped against the August 1, 2001 contract, it appears that we are not in agreement on the “accept/reject” status of those units.
Our position is that the returned units do not meet the requirements of Pi Medical drawing numbers 400005 and 100029 as required in the August 1, 2001 contract. Your correspondence with us indicates that you disagree with this position.
It appears that this issue will not be resolved in the short-term. Rather than continue to debate the issue, we would like to propose the following so that we may close out the August 1, 2001 contract:
– Return the “rejected” lots to Pi Medical.

– Pi Medical will complete the final payment for the August 1, 2001 contract.

– Pi Medical will absorb any costs associated with reduced production yields from these lots.

– ACI will not bill Pi Medical for any costs associated with investigating this issue.
At this time, we do not have an immediate need for additional implants or development work. No additional work should be performed at ACI until a new contract is signed.
Acceptance of the final payment is confirmation that all obligations of the August 1, 2001 contract have been met. If you have any questions, please contact me at 651-634-3062.
Sincerely,
John Sopp

Cc:	Terry O’Brien
Sue Critzer
Anja Metzger
Shannon Witkowski

PI MEDICAL, INC.
AMENDMENT TO AGREEMENT
     This Amendment amends an agreement dated the 1st day of August, 2001 (the “Original Agreement”) by and between Pi Medical, Inc. (“Pi Medical”), a Minnesota corporation, whose principal place of business is 2800 Patton Road, St. Paul, MN 55113, and Advanced Composite Industries, Inc. (“ACT”) whose address is 3620 Horizon Drive, King of Prussia, PA 19072.
     For mutual consideration received, the term of the Original Agreement is hereby extended one month (effective February l, 2002 through February 28, 2002).
     All other terms and conditions remain unchanged.
Agreed to by:

PI MEDICAL, INC.		ADVANCED COMPOSITES
INDUSTRIES, INC.

By:	/s/ Susan L. Critzer	By:	/s/ George C.H. Chou

Printed Name: Susan L. Critzer		Printed Name: George C.H. Chou

Title: Chief Operating Officer		Title: President

Date: January 29, 2002		Date: January 31, 2002

AGREEMENT
     Effective August 1, 2001 (“Effective Date”), Advanced Composite Industries, Inc., 3620 Horizon Drive, King of Prussia, PA 19072 (“ACT”) and Pi Medical, Inc., 2800 Patton Road, St. Paul, MN 55113 (“Pi Medical”) agree as follows:
1.	Replacement of Earlier Agreement
A.	This Agreement supercedes and replaces an original Agreement entitled “Pi Medical, Inc. Research and Development Agreement (“Original Agreement”) executed by the parties on August 11, 2000. Through agreement of the parties, all terms of the Original Agreement had been extended beyond the original termination date up to and including the Effective Date of this Agreement.

B.	As of the Effective Date all obligations (except for continuing obligations of confidentiality and duty to disclose inventions as recited in the Original Agreement) of the parties under the Original Agreement have been faithfully concluded by both parties except only for June 2001 and July 2001 invoices not yet received by Pi Medical.
2.	Term: Unless terminated as hereafter provided, this Agreement shall begin on the above Effective Date and end on January 31, 2002 unless earlier terminated below. The parties may negotiate one or more renewals of this Agreement.
3.	Project Plan
A.	ACI will make such implants according to the attached quotation of Appendix A and Pi Medical will pay according to the terms of Appendix A.

B.	The parties will agree on a Project Schedule which will include all project activities, estimated cost, lead-time and agreed notations of the parties as to whether any listed activity is either authorized or on hold.
4.	Audit Preparation and Cooperation
ACI understands Pi Medical intends to successfully complete an ISO certification audit by the end of October, 2001 (“Anticipated Audit Date”). ACI agrees to an audit by Pi Medical or a third party as part of the Pi Medical audit by the Anticipated Audit Date and will cooperate with Pi Medical in preparation for and during such audit. By the Anticipated Audit Date, ACI will have documentation of the manufacturing processes of the braids made under this Agreement completed in compliance with Pi Medical’s quality systems. Alternatively, ACI may choose to assure the manufacturing process and quality requirements for the production of Pi Medical’s braids by developing their own Standard Operating Procedures to fully document the manufacturing system for the braids made under this Agreement. This ACI Quality System must be sufficient to successfully complete an audit by one month after the Anticipated Audit Date. In this Section 4, time is of the essence.
5.	Confidential Information
A.	Because of the confidential nature of the information which will be disclosed to ACI under this Agreement, ACI will not, except as authorized by Pi Medical, disclose such confidential information to any other third party or company. The obligation of confidentiality shall not be applicable with respect to such information which: (A) was known to ACI prior to disclosure, (B) is or becomes known to the public by general publication without violation of this Agreement, (C) is given to ACI by a third party having a right to do so, or (D) is independently developed by ACI without the use of information supplied by Pi Medical under this Agreement.

B.	Because of the confidential nature of the information, which will be disclosed to ACI under this Agreement, ACI will not do any other consulting, research or development work in the area of snoring treatment involving an implant to stiffen the soft palate without prior approval by Pi Medical during the duration of this Agreement and for one year thereafter.
6.	Ownership and Inventions
A.	Pi Medical Ownership
If any patentable inventions result from performance of this Agreement, all rights under any patents that may issue on those inventions shall belong exclusively to Pi Medical. ACI hereby assigns and agrees to assign in the future all such inventions to Pi Medical without further payment from Pi Medical. ACI also agrees that, upon Pi Medical’s request and at Pi Medical’s expense, it will provide reasonable assistance to Pi Medical in prosecuting patents covering those inventions. All information, including copyrights, developed by ACI under this Agreement shall belong to Pi Medical and all copyrightable works are works made for hire and ACI hereby assigns and agrees to assign to Pi Medical such rights now and in the future. The obligations to assign inventions and copyrights to Pi Medical shall not apply to any invention or copyright for which no equipment, supplies, facility or trade secret information of Pi Medical was used and which was developed entirely on the ACI’s own time, and (1) which does not relate (a) directly to the business of Pi Medical or (b) to Pi Medical’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the ACI for Pi Medical.
B.	Grant Back to ACI
Pi Medical grants ACI a paid-up, non-exclusive license to make, use or sell an invention of paragraph 6.A., above, only to the extent any final or intermediate use of such invention by ACI or any customer or end-user is limited to a field of use not including treatment of snoring, sleep apnea, sleep or breathing disorder or any implant for stiffening tissue for use in the nasal, oral or pharyngeal regions.
C.	Pi Medical retains exclusive ownership of all equipment, tools, fixtures, procedures, documentation paid for by Pi Medical (with exception of a previously authorized and paid $100,000 upgrade to the braiding machine). In the event Pi Medical terminates this Amended Agreement at will, no tool removal fee will be charged to Pi Medical.
7.	Billing and Expenses
ACI will invoice Pi Medical monthly for all charges incurred during the preceding month. Billing to Pi Medical shall occur only on activities authorized by Pi Medical.
A.	All time tracking, materials purchases, subcontracting and other expenses must be submitted to Pi Medical on a bi-weekly basis for review within one week of the time that the cost is incurred.

B.	ACI is responsible for accuracy/appropriateness of all time tracking for ACI and subcontractors. Costs associated with errors in execution (as mutually agreed upon by ACI and Pi Medical) shall not be passed onto Pi Medical. Pi Medical reserves the right to audit time cards and billing records.

C.	Subcontractor fees and duties, if any, must be pre-approved by Pi Medical.

D.	Time/material charges for work authorized by Pi Medical will be billed at the rates recited in Appendix A.

E.	It is the intent of the parties that time and material charges to Pi Medical would be driven by technical work related to new designs and development of a quality control system. Costs associated with troubleshooting routine production issues for a braid produced at a fixed unit price would not be charged to Pi Medical. All time and material charges together with all other charges shall be within the budget constraints recited in Appendix A.
8.	Authority
ACI shall not have the right to bind Pi Medical or commit Pi Medical to any agreement or understanding with any third party whatsoever.
9.	Termination
Pi Medical may terminate this Agreement prior to the conclusion date but shall remain liable for all costs incurred. up to the date of termination. ACI may also terminate but shall be liable for returning all documents, equipment and other property to Pi Medical within 30 days. Pi Medical shall pay shipping costs for all items returned to Pi Medical following termination.

10.	Notices
All notices required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified or. registered mail, return receipt required, postage paid to the addresses stated above or to other’s address as either party may designate. All mailing notices shall be deemed effective upon depositing in the mail.
11.	Waiver
The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a continuing waiver or as a consent to or waiver of such subsequent breach.
12.	Modification
This Agreement may only be modified in writing signed by both parties.
13.	Non-assignable
Since the services to be provided under this Agreement are personal, all duties to be executed by ACI shall be performed by ACI and may not be assigned or delegated without written consent of Pi Medical.
14.	Entire Agreement
This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings rather oral or written between the parties with respect to the subject hereof.
15.	Governing Law
This Agreement shall be governed by the laws of the State of Minnesota.
AGREED TO BY:

PI MEDICAL, INC.		ADVANCED COMPOSITES
INDUSTRIES, INC.

By:	/s/ S. L. Critzer	By:	/s/ George C.H. Chou

	Susan L. Critzer		George C.H. Chou

Title: Chief Operating Officer		Title: President

Date: August 13, 2001		Date: August 17, 2001

APPENDIX A
A.	Unit Braid Price
1.	ACI shall charge a fixed unit price of $22.71 per unit for braids made in accordance with Pi Medical drawing numbers 400005 and 100029.

2.	All products shall conform to specifications on Pi Medical drawing numbers 400005 and 100029.

3.	All manufacturing shall follow the process steps of ACI flowchart dated 6 June 2001 (a reduced-in-size copy attached hereto). Any changes to the flow chart require mutual agreement of the parties.

4.	The unit cost shall include materials, machine set-up, braiding, in-process quality control at ACI, welding, cleaning, packaging, labeling, shipping to Pi Medical, maintaining routine quality control records and equipment maintenance. Attached is a 7/30/01 Braid Quality Control plan listing routine quality control.

5.	The unit cost may be adjusted (increased or decreased) based on requested changes to the process.

6.	The foregoing unit price is based on a delivery schedule of 500 accepted unites delivered in each of the six months of the term of this Agreement with an initial delivery in August, 2001. It is preferred that 250 accepted units be delivered by the 15th of each of said months with the remainder delivered by the end of each of said months. Failure of ACI to deliver accepted units in the quantities described within 30-days of the above-stated due dates is a breach of this agreement.
B.	Time and Material Charges
Time/material charges for work authorized by Pi Medical will be billed at the following rates:

1.	ACI Program Management	$125 /hr
2.	ACI Senior Design Engineer	$150 /hr
3.	Subcontract Senior Design Engineer	$150 /hr
4.	ACI Manufacturing Engineer	$ 60 /hr
5.	ACI Manufacturing Technician	$ 46 /hr
6.	DET subcontract Program Management/QC Engineer	$125 /hr
7.	DET subcontract Mechanical Engineer/Technician	$105 /hr

C.	Budget Constraint
Monthly charges to Pi Medical shall not exceed $25,000 for any one month with ACI assuming any overage. The monthly budget shall be a monthly average of $20,000 per month and the total cash paid over the term of this Agreement shall not exceed $120,000. The monthly budget is the sum of time and materials and production unit charges for that month.
[ACI Production Flow Chart and Quality Control System]